Exhibit 4.91

Supplementary Agreement V to the Investment Cooperation Agreement

NO.: SK-LX230812

This agreement is entered into by the following parties on [ ] in Beijing, People’s Republic of China (hereinafter referred to as “China”) (the “Agreement”):

Party A1: Heyong Pan, ID number ********************

TEL: ********************

Email Address: ********************

Contact Address: ********************

Party A2: Xinxin Pan, ID number ********************

(Note: The contact and delivery address for Party A2 are the same as Party A1)

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd., Unified Social Credit Code: 913311007315134241; a limited liability company legally registered and validly existing in Lishui, China; Address: No. 818 Huayuan Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as “Mengxiang Education”)

Contact Person: Hailing Mao

TEL: ********************

Email Address: ********************

Contact Address: ********************

Party C: Beijing Shangkun Education Technology Development Co., Ltd., Unified Social Credit Code: 91110116MA007C0F09; a limited liability company legally registered and validly existing in Beijing; Address: Room 402, 4th Floor, Main Building, No. 22 Baiqiao Street, Dongcheng District, Beijing (hereinafter referred to as “Shangkun”)

Contact Person: Heyong Pan

TEL: ********************

Email Address: ********************

Contact Address: ********************

Party D: Beijing Pengxiang Tianxia Education Technology Co., Ltd., Unified Social Credit Code: 91110108MA7DX8TY6N; a limited liability company legally registered and validly existing in Beijing, China; Address: Room 42108, 4th Floor, podium, No. 69 Zizhuyuan Road, Haidian District, Beijing (hereinafter referred to as “Target Company”)

Contact Person: Jianling Xu

TEL: ********************

Email Address: ********************

Contact Address: ********************

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(Note: The entities mentioned above are collectively referred to as the “Parties” in this Agreement, and individually as a “Party”. “Party A and its affiliates” refer to Party A, Party C and the affiliated parties of Party A as defined in the Original Agreements)

Whereas:

1.	Party A, Party B and other relevant parties signed the Investment Cooperation Agreement (No.: SK-LX210720) on July 27, 2021, where Party B provided convertible bond financing to Party A and its affiliates, thereby enjoying the creditor rights under the Investment Cooperation Agreement. Additionally, Party A, Party B and other relevant parties signed Supplementary AgreementⅠto the Investment Cooperation Agreement (No.: SK-LX220325) (hereinafter referred to as “Supplementary Agreement I”) on April 18, 2022, signed the Supplementary Agreement on the Transfer of the Target Company on April 24, 2022, and signed the Supplementary Agreement II on the Transfer of the Target Company (hereinafter collectively referred to as “Supplementary Agreement II”) in June 2022, and signed the Supplementary Agreement III to the Investment Cooperation Agreement (hereinafter referred to as “Supplementary Agreement III”) on April 18, 2023, which agreed upon and/or reaffirmed the creditor rights of Party B (the aforementioned agreements are collectively referred to as the “Original Agreements”).

2.	As of the date of this Agreement, Party B has provided a total of RMB100 million of convertible bond funds to Party A and its affiliates, which have been fully utilized. Since the signing of the Original Agreements, Party A has failed to complete the internal restructuring and financial standardization work as stipulated in the Original Agreements, nor has it achieved the performance targets agreed upon in the Original Agreements.

In summary, the Parties intend to make necessary supplementary agreements on the terms of the conversion of creditor’s rights to equity and other related terms of the Original Agreements.

In accordance with the provisions of the Civil Code of the People’s Republic of China, the Company Law of the People’s Republic of China and other laws, regulations, rules and normative documents, the Parties, on the basis of equality and voluntariness, have reached the following agreement through negotiation:

Article 1: Phase Summary and Debt Confirmation

1.1	According to the Supplementary Agreement II signed in June 2022, Party B paid a transaction consulting service fee of RMB2 million on behalf of Party A and its affiliates, adjusting the remaining debt owed by Party A and its affiliates to Party B to RMB48.6 million.

1.2	The aforementioned debt has been accruing interest at an annual rate of 8% since August 9, 2021. The provisional interest as of March 9, 2023, is approximately RMB6.16 million. The actual interest shall be calculated as of the date of signing of the new supplementary agreement.

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1.3	Regarding Langfang School:

(1)	Supplementary Agreement I and Supplementary Agreement III stipulated that the base valuation of Langfang City Rail Transit Technical School (“Langfang School”) is RMB22 million, with the performance requirement of not less than 1,000 new students enrolled in 2022. It is now confirmed that the actual number of new students enrolled is 838. For each student less than the requirement, the valuation is reduced by RMB5,000, resulting in a total reduction of RMB810,000. Therefore, the final valuation of Langfang School is adjusted to RMB21.19 million.

(2)	Supplementary Agreement I stipulated that the rent for the first half of 2022 for the Langfang School campus is to be borne by Party A and its affiliates. The Parties now confirm that the rent for the second half of the year is also to be borne by Party A and its affiliates, to offset the RMB4.5 million owed by Party A and its affiliates to the Target Company, aside from which Party A and its affiliates are also required to pay an additional RMB2.3 million (this amount is provisional and the specific amount is subject to final written confirmation). Furthermore, starting from January 1, 2023, the subsequent rent for the Langfang School campus will be borne by Target Company annually at RMB9 million, with the remaining part still to be borne by Party A and its affiliates until a new school premises lease agreement is signed for the Langfang campus.

(3)	Party A and its affiliates have the obligation to ensure the normal use of the Langfang School campus. If the campus issues cannot be resolved in the end, Party B still has the right to return Langfang School to Party A and its affiliates at the original price and claim breach of contract responsibilities, with interest calculated at a single interest rate of 8% per annum. Specific matters are subject to the content of the investment agreement supplementary agreements I and II.

(4)	Since the sponsor of Langfang School has not been changed to date, it has brought substantial potential risks to Party B. Party A and its affiliates should cooperate to promote the original organizer and related entities to sign an agreement and further cooperate to promote the change of the organizer. Until this matter is resolved, Party B reserves the right to return Langfang School to Party A and its affiliates and claim breach of contract responsibilities.

(5)	Before Party B takes over Langfang School, Party A and its affiliates shall still be responsible for repaying the outstanding payments owed by Party A and its affiliates involving teachers, students and suppliers of Langfang School.

1.4	Regarding Chuangmei Weiye

(1)	Supplementary Agreement I stipulated that the base valuation of Beijing Chuangmei Weiye Enterprise Management Co., Ltd. (“Chuangmei Weiye”) is RMB28.4 million, with the performance requirement of a post-tax net profit of RMB5 million. Supplementary Agreement III stipulated that the actual net profit of Chuangmei Weiye of 2022 was RMB1.12 million. Based on the actual achievement ratio, the total valuation is reduced by RMB22.04 million. Additionally, because Party A and its affiliates provided business opportunities to Party B and its affiliates, Party B agrees to correspondingly increase the valuation by RMB7.5 million, resulting in a final valuation of RMB13.86 million.

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(2)	Party A and its affiliates remain responsible for the loan balance of RMB6.59 million and interest, as well as the pre-revenue and business guarantee fund balance of RMB2.98 million as of December 31, 2022.

(3)	Due to Chuangmei Weiye having a significant amount of debt, Party B reserves the right to transfer the equity and legal representative status of Chuangmei Weiye back to Party A and its affiliates. The transfer price will be confirmed in writing separately.

1.5	Supplementary Agreement I and Supplementary Agreement III stipulated that cooperation project with Hainan Jiangcai Vocational Skills Training School Co., Ltd. (collectively referred to as the “Hainan Campus”) had a base valuation of RMB3 million, with the performance requirement being that the number of new students enrolled in 2022 should not less than 250. The actual enrollment of new students was 252, so the final valuation remains unchanged at RMB3 million.

1.6	Confirmation of Intercompany Amounts: After settling various intercompany transactions, receivables, payables, etc., between the Target Company and Party A and its affiliates, it is provisionally determined that Party A and its affiliates owe the Target Company RMB6,804,640.38. For details, see the new Attachment 1: Pengxiang and Shangkun Fund Transfers Detailed Statement.

In summary, as of December 31, 2022, the total debt owed by Party A and its affiliates to Party B is provisionally determined to be: RMB48.6 million + RMB 6.16 million + RMB 0.81 million + RMB 2.3 million + RMB 22.04 million - RMB 7.5 million = RMB 71.6 million (the interest may involve adjustments based on the actual calculated amount).

Article 2: The Terms of Original Agreements Remain Valid

2.1.	This Agreement does not imply that Party B has waived any rights of the investors under the Original Agreements (including but not limited to, security measures, priority rights, acceleration of maturity, and default responsibility provisions), or has exempted or relieved the debtor’s obligations (including but not limited to, the debtor’s subsequent obligations, commitments, and the obligation of truthfulness of representations).

2.2.	The Parties agree that, except for Party B’s explicit confirmation, before the debt owed to Party B is repaid, Party A ensures that it will not introduce other investors or for any other reason cause harm to Party B’s rights under the Original Agreements and this Agreement or create obstacles to the exercise of the above rights.

Article 3: Other Matters

3.1.	Any dispute arising from or related to the Original Agreements and this Agreement shall be submitted to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitration award is final and binding on all parties involved. If there is any inconsistency between the arbitration provisions in the Original Agreements and this Agreement, the provisions of this Agreement shall prevail.

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3.2.	The Parties confirm that before the end of 2023, when reviewing the performance targets for the years 2022 and 2023 and implementing valuation adjustments based on the actual results, the Parties should resolve disputes through friendly negotiation with Party B. During the aforementioned period, Party A and/or Party C shall not initiate arbitration or litigation procedures with the Beijing Arbitration Commission or the courts. If Party A and/or Party C breaches this Agreement by initiating arbitration or litigation procedures, Party B has the right to require Party A and/or Party C to withdraw the arbitration application or lawsuit and return to the negotiation process. All arbitration and litigation costs incurred by Party B as a result (including, but not limited to, fees of the arbitration institution and arbitrators, court litigation fees, attorney fees, preservation fees, insurance fees, travel expenses, etc.) shall be borne by Party A and/or Party C.

3.3.	The performance of this Agreement requires the cooperation and assistance of Party A’s affiliates and acting in concert parties (even if these entities are not signatories to this Agreement), Party A is responsible for coordinating and facilitating to ensure the performance of this Agreement.

3.4.	Delivery: Any documents (including, but not limited to, judicial documents, arbitration documents, and other legal documents), notices, and other communications related to this Agreement, when presented in written form, shall be delivered by courier or email to the address stated at the beginning of this Agreement. If sent by courier, it shall be deemed delivered on the third day after dispatch. If sent by email, it shall be deemed delivered on the first day after dispatch. If any Party changes the address stated at the beginning of this Agreement, it should promptly notify the other Parties in writing; otherwise, it should bear the adverse consequences of the inability to deliver.

3.5.	This Agreement is composed of six copies, which shall take effect upon being signed or sealed by the Parties. Each Party shall hold one copy, and the remaining copies shall be retained by Party B for the purpose of handling relevant registration procedures. Each copy of the agreement shall have the same legal effect.

3.6.	If there is any inconsistency between other agreements and the provisions of this Agreement, the provisions of this Agreement shall prevail. Matters not provided for in this Agreement shall be governed by the provisions of the Original Agreements.

3.7.	Matters not covered in this Agreement may be supplemented in writing by the Parties as part of this Agreement. Any annexes, amendments, or supplements to this Agreement shall constitute an inseparable part of this Agreement and shall have the same legal effect.

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(Signature Page to Supplementary Agreement Ⅴ to the Investment Cooperation Agreement)

I, Heyong Pan have fully read the Supplementary Agreement Ⅴ to the Investment Cooperation Agreement (No. : SK-LX230812), and am aware of, understand and agree to accept all contents of such agreement.

Party A1: Heyong Pan (Signature):

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(Signature Page to Supplementary Agreement V to the Investment Cooperation Agreement)

I, Xinxin Pan, have fully read the Supplementary Agreement Ⅴ to the Investment Cooperation Agreement (No. : SK-LX230812), and am aware of, understand and agree to accept all contents of such agreement.

Party A2: Xinxin Pan (Signature):

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(Signature Page to Supplementary Agreement Ⅴ to the Investment Cooperation Agreement)

Party B: Zhejiang Lishui Mengxiang Education Development Co., Ltd.

Legal Representative (Signature):

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(Signature Page to Supplementary Agreement Ⅴ to the Investment Cooperation Agreement)

Party C: Beijing Shangkun Education Technology Development Co., Ltd.

Legal Representative (Signature):

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(Signature Page to Supplementary Agreement Ⅴ to the Investment Cooperation Agreement)

Party D: Beijing Pengxiang Tianxia Education Technology Co., Ltd.

Legal Representative (Signature):

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